EXHIBIT 10.25

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is entered into as of February 25, 2002 (the “Effective Date”), by and between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation (“IRC”), having a principle place of business at 5935 Darwin Court, Carlsbad, California 92008 and GENSTAR THERAPEUTICS CORPORATION, a Delaware corporation (“GenStar”), having a principle place of business at 10865 Altman Row, San Diego, California 92121, with respect to the following facts:

RECITALS

WHEREAS, IRC and the Regents of the University of California (the “Regents”) entered into that certain License Agreement effective March 21, 1996 (the “Regents License Agreement”), pursuant to which the Regents granted to IRC an exclusive license under certain patent rights on the terms and subject to the conditions of the Regents License Agreement;

WHEREAS, IRC and GenStar entered into that certain License Agreement dated March 5, 1997 (as amended by that certain Amendment To License Agreement effective January 29, 1999, the “GenStar License Agreement”), pursuant to which IRC granted to GenStar an exclusive license under such patent rights on the terms and subject to the conditions of the GenStar License Agreement;

WHEREAS, IRC and GenStar desire to terminate the GenStar License Agreement, and to assign to GenStar all of IRC’s rights and obligations under the Regents License Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.    All capitalized terms used, but not defined, herein shall have the respective meanings set forth in the Regents License Agreement.

2.    Condition Precedent.    The effectiveness of this Agreement shall be conditioned upon the due execution and delivery of the Consent of Substitution of Party among the Regents, IRC and GenStar in the form attached hereto as Exhibit A (the “Consent”).

3.    Assignment and Assumption.    IRC hereby assigns and transfers to GenStar, and GenStar hereby accepts from IRC, all of IRC’s rights and obligations under the Regents License Agreement. GenStar agrees to be bound by and to perform all obligations of IRC accruing on or after the Effective Date under the Regents License Agreement and IRC agrees to perform all obligations of IRC accruing prior to the Effective Date.

4.    Indemnity.    GenStar shall indemnify and hold IRC harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred or suffered by IRC arising from the Regents License Agreement after the Effective Date. IRC shall indemnify and hold GenStar harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred or suffered by GenStar arising from the Regents License Agreement (but not the GenStar License

Agreement) prior to the Effective Date. Nothing in the Consent shall affect IRC’s indemnification obligations under this Section.

5.    Consideration.    In consideration for the assignment and transfer by IRC to GenStar hereunder, GenStar shall pay IRC as follows:

5.1 GenStar shall pay to IRC an acquisition fee of one hundred thousand dollars ($100,000), payable on the Effective Date.

5.2 Within thirty (30) calendar days after GenStar’s receipt of the required marketing and pricing approval from the FDA (or from the governing health authority of any other country) to sell the first Licensed Product or Licensed Method for use in the Field, GenStar shall pay to IRC a milestone fee of two hundred thousand dollars ($200,000).

5.3 All payments by GenStar to IRC pursuant to this Agreement shall be paid in United States dollars and shall be paid by wire transfer in immediately available funds into such accounts as IRC may direct in writing to GenStar. Late payments shall bear interest at a rate equal to the lesser of one and one-half percent (1½%) per month or the maximum amount permitted by applicable law.

6.    Representations and Warranties.    Each party hereby represents and warrants to the other party as follows:

6.1 Corporate Existence.    Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

6.2 Authorization and Enforcement of Obligations.    Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

6.3 No Consents.    In addition to the Consent of Substitution of Party among the Regents, IRC and GenStar described in Section 2 above, all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

6.4 No Conflict.    The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

7.    Representations and Warranties of IRC.    IRC hereby represents and warrants to GenStar as follows:

7.1 Full Force and Effect.    The Regents License Agreement is in full force and effect as of the Effective Date and IRC has not received any notice of termination thereof.

7.2 No Obligations or Breach. To its knowledge, as of the Effective Date, there are no obligations of IRC under the Regents License Agreement which have accrued and have not been met, and IRC has not received any notice of breach of the Regents License Agreement.

8.    Termination of the GenStar License Agreement.    Subject to the effectiveness of this Agreement, the GenStar License Agreement shall be terminated as of the Effective Date and of no further force and effect.

9.    Further Assurances.    Each party shall perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.    General.    This Agreement is the entire agreement between the parties concerning the subject matter hereof. All prior agreements, promises or negotiations, whether written or oral, including without limitation the GenStar License Agreement, are superseded by this Agreement. This Agreement is governed by California law, without regard to conflict of laws principles. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement effective as of the Effective Date.

TH	E IMMUNE RESPONSE CORPORATION

By

Pri	nted Name:

Tit	le

GE	NSTAR THERAPEUTICS CORPORATION

By
Lee McCracken, President and Chief
Business Officer

EXHIBIT A

CONSENT OF SUBSTITUTION OF PARTY